Exhibit 10.14
SUBLEASE AGREEMENT
     THIS SUBLEASE AGREEMENT (“Agreement”) is entered into as of the 9th day of December, 2009, between Fuel Tech, Inc., a Delaware corporation (“Sublandlord”), with its principal offices at 27601 Bella Vista Parkway, Warrenville, Illinois 60555 and American Bailey Corporation, a Delaware corporation (“Subtenant”), with its principal offices at Financial Centre, 695 East Main Street, Stamford, Connecticut 06901.
WITNESSETH:
     WHEREAS, by an Sublease dated the 24th day of November, 2009 (the “Overlease”) Sublandlord did lease as Tenant from General Re Long Ridge, LLC, a Connecticut limited liability company, as Landlord (“Landlord”) thereunder, the premises more particularly described in the Overlease and as drawn on Schedule I hereto (the “Premises”); and
     WHEREAS, Sublandlord and Subtenant intend to share occupancy of the Premises, Sublandlord desires to sublet and demise to Subtenant and Subtenant desires to rent an interest in the Premises (Subtenant’s “Proportionate Share”) which shall be a percentage interest in the amount of forty-five and eight-tenths percent (45.8%), as more fully described on Schedule II hereto, or such other percentage interest as may be set out from time to time by an amendment to this Agreement signed by the parties, all on the terms and subject to the conditions set forth below.
AGREEMENTS
     NOW, THEREFORE, for and in consideration of the mutual covenants set out in this Sublease, the parties agree as follows:
1. Subletting. Sublandlord does hereby sublease and demise to Subtenant the Proportionate Share in the Premises including use of the common areas within the Premises (the “Subpremises”).
2. Term. The term (the “Term”) of this Agreement shall commence on February 1, 2010 and shall end on the termination of the Overlease, unless the Term shall sooner or later terminate pursuant to any of the terms, covenants or conditions of this Agreement or pursuant to law. The parties intend that this instrument shall be a sublease of the Subpremises and not an assignment of an interest in the Overlease.
3. Incorporation by Reference. To the extent not otherwise inconsistent with the provisions of this Sublease, the terms, provisions, covenants, conditions and definitions of the Overlease, as modified herein, are hereby incorporated by reference with the term Sublandlord substituting for Landlord and the term Subtenant substituting for Tenant. Subtenant hereby assumes in this Sublease, as if expressed herein, and not inconsistent with the terms of this Sublease, its Proportionate Share of all of the obligations of Tenant as expressed in the Overlease, accruing or payable during the Term and such Proportionate Share of its obligations shall survive the Term.
4. Payments. Subtenant shall reimburse Sublandlord for Subtenant’s Proportionate Share of:

(a)	The architectural, engineering, construction and related costs incurred in the Installation of the Premises, as such installation is described in Exhibit C of the Overlease;

(b)	Fixed Rent;

(c)	Additional Rent;

(d)	Sublandlord’s direct cost of maintaining the Premises, in addition to Additional Rent, if any, including without limiting the generality of the foregoing, utilities and cafeteria subsidy; and

(e)	The cancellation charge, if applicable, payable upon early termination of the Overlease pursuant to Section 30.02 of the Overlease.
Payment shall be made by Subtenant to Sublandlord’s office or, as the case may be, by wire transfer to Sublandlord’s bank account within thirty (30) days of receipt of Sublandlord’s invoice. Such payments shall not be subject to any deduction or offset and shall include Subtenant’s Proportionate Share of any interest or penalties thereon.
5. Insurance. Subtenant shall maintain insurance on the Subpremises for the Term (naming Landlord and Sublandlord as additional insureds) of the type and with the coverage and limits specified in Article 19 of the Overlease. Subtenant shall obtain from its carrier of such insurance a consent to the waiver of recovery as expressed in Section 19.05 of the Overlease and furnish a copy thereof to Sublandlord.
6. Negative Covenants. Sublandlord and Subtenant shall not, absent the written consent of the other,
(a)	make any material alterations or additions to the Premises or Subpremises;

(b)	transfer, hypothecate, assign, convey or mortgage this Sublease or any interest therein or allow any lien thereon; or

(c)	take any action or fail to take any action in connection with the Premises or Subpremises as a result of which Sublandlord would be in default under the Overlease.
7. Landlord’s Rights . Subtenant acknowledges any rights reserved by Landlord in the Overlease and acknowledges that Subtenant’s possession and use of the Subpremises shall at all times be subject to such rights. Subtenant releases Sublandlord of and from all liability in connection with Landlord’s exercise of such rights.
8. Landlord’s Defaults. Sublandlord shall not be liable to Subtenant for Landlord’s failure to perform any of Landlord’s obligations under the Overlease, nor shall Sublandlord have any obligation to perform the same or to bring legal proceedings or take any other action against Landlord to assure performance of Landlord’s obligations under the Overlease. The parties shall mutually consult in the event of such defaults of Landlord’s obligations with a view toward agreement as to the proper course of action in such circumstances.
9. Affirmative Covenants.
     (a) The Parties agree that if, due to any material change in circumstances, the space use calculation and associated pro rata cost allocation attached as Schedule II no longer accurately reflects the actual space usage or appropriate pro rata cost allocation between the

Parties, the Parties will in good faith re-evaluate such calculations and allocations in order to equitably adjust Subtenant’s Proportionate Share to reflect such new circumstances.
     (b) Sublandlord agrees that, at least 60 days prior to its notice to Landlord of its exercise of the cancellation option under Section 30.02 of the Overlease, it shall provide Subtenant with written notice of its intention to exercise such cancellation option. Subject to Section 4(e) above, during such 60-day period of prior notice Sublandlord and Subtenant shall confer as to the alternatives available and anticipated economic consequences to each party by considering the rights and obligations of each party if the role of Sublandlord and Subtenant was as stated or reversed. In such event, Sublandlord and Subtenant shall work together in good faith to ensure the exercise of such cancellation option is effected in a commercially reasonable manner for both parties. For the purpose of determining the pro rata allocation of the cancellation charge, if any, payable upon early termination of the Overlease pursuant to Section 30.02 of the Overlease, the Subtenant’s Proportionate Share shall be determined based upon the cumulative average of the monthly Proportionate Share if adjusted as provided in the above Section 9 (a).
10. Dispute Resolution.
     (a) The parties shall attempt to settle any disputes, controversies, or claims arising out of this Agreement through consultation and negotiation in good faith and in a spirit of mutual cooperation. If those attempts fail, then any dispute, controversy or claim shall be submitted first to a mutually acceptable neutral advisor for mediation. Neither party may unreasonably withhold acceptance of a neutral advisor. The selection of the neutral advisor must be made within forty-five (45) days after written notice by one party demanding mediation, and the mediation must be held within six months after the initial demand for it. By mutual agreement, however, the parties may postpone mediation until they have each completed some specified but limited discovery about the dispute, controversy, or claim. The cost of mediation shall be equally shared between the parties.
     (b) Any dispute that the parties cannot resolve through mediation within six (6) months after the initial demand for it may then be submitted to a state or federal court of competent jurisdiction within the State of Connecticut for resolution.
     (c) The use of mediation shall not be construed (under such doctrines as laches, waiver, or estoppel) to have adversely affected any party’s ability to pursue its legal remedies, and nothing in this provision shall prevent any party from resorting to judicial proceedings if good faith efforts to resolve a dispute under these procedures have been unsuccessful or interim resort to a court is necessary to prevent serious and irreparable injury to any party or others.
11. Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Connecticut, excluding its choice of law rules.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

FUEL TECH, INC.		AMERICAN BAILEY CORPORATION

By:	/s/ John P. Graham John P. Graham Chief Financial Officer	By:	Douglas G. Bailey Douglas G. Bailey Chief Executive Officer